Exhibit 99.1

Longs Drugs Reports Preliminary June Sales

WALNUT CREEK, CA (July 11, 2003) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $438.1 million for the five-week period ended July 3, 2003, a 0.5% increase over sales of $435.8 million in the comparable period a year ago. Pharmacy sales were 46.7% of total drug store sales compared to 44.1% a year ago.

Preliminary June same-store sales decreased 2.0% from the comparable period last year. Pharmacy same-store sales increased 3.2% and front-end same-store sales decreased 6.1%.  The company estimated that pharmacy same-store sales in June were negatively impacted by approximately 130 basis points due to generic substitutions for higher-priced name-brand drugs.

Preliminary quarter-to-date total sales of $783.6 million for the nine weeks ended July 3, 2003, were 0.6% higher than the $778.9 million reported in the comparable period last year.  Pharmacy sales were 46.5% of total drug store sales during the period, compared to 44.2% a year ago.  Same-store sales decreased 2.0%, with pharmacy same-store sales increasing 2.6% and front-end same-store sales decreasing 5.6%.

Preliminary year-to-date total sales for the 22 weeks ended July 3, 2003 were $1.89 billion, or a 1.0% increase over sales of $1.87 billion in the comparable period last year. Pharmacy sales were 46.7% of total drug store sales in the period compared to 45.2% a year ago.  Same-store sales decreased 1.3%, with pharmacy same-store sales increasing 2.1% and front-end same-store sales decreasing 4.0%.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation (NYSE:LDG) is one of the leading drug store chains in North America, with annual sales per store of approximately $10 million. Longs operates 463 stores in California, Hawaii, Washington, Nevada, Colorado and Oregon. Longs focuses on meeting the specific health and well-being needs of the communities it serves with customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Internet prescription services and health information are available at www.longs.com. Longs’ RxAmerica subsidiary provides pharmacy benefits management services for a growing list of clients.